Exhibit 99.1

Alder BioPharmaceuticals Reports Second Quarter 2014 Financial and Operating Results

-- Management to host conference call today at 5:00pm EDT --

BOTHELL, Wash., August 5, 2014 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the second quarter ended June 30, 2014.

“The second quarter of 2014 marked the completion of our successful initial public offering and we believe that we are well capitalized to advance our pipeline in the next 12 months,” said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “We plan to initiate a Phase 2b dose-ranging clinical trial of ALD403 for the treatment of chronic migraine sufferers in the second half of 2014 and a second Phase 2b trial for the treatment of frequent episodic migraine sufferers in the first half of 2015. We also look forward to our partner Bristol-Myers Squibb presenting data from the Phase 2 trial for Clazakizumab for the treatment of psoriatic arthritis during the second half of 2014 and completing the Phase 2b follow-on trial in the first half of 2015 for Clazakizumab for the treatment of rheumatoid arthritis.”

Recent Corporate Highlights

On June 26, 2014, Alder presented results from a randomized, double-blind, placebo-controlled proof-of-concept clinical trial of ALD403 for the prevention of frequent episodic migraine in a late-breaker poster presentation at the 56th Annual Scientific Meeting of the American Headache Society in Los Angeles, CA. The data showed that the trial met its primary endpoint of significantly reducing mean migraine days per month versus placebo during weeks 5-8. The data also demonstrated that a single infusion of ALD403 resulted in a 100% decrease in migraine days per month for 27-41% of patients depending on the month observed and the efficacy was maintained through six months. ALD403 was well tolerated and there were no differences from placebo in terms of adverse events or laboratory safety data.

In June 2014, Alder was added to the Russell 3000® Index as a part of Russell Investments’ annual reconstitution of its set of U.S. and global equity indexes. The Russell 3000 measures the performance of the largest 3,000 U.S. companies representing approximately 98% of the investable U.S. equity market, and approximately $5.2 trillion in assets are benchmarked to the Russell Indexes.

Second Quarter 2014 Financial Results

For the three months ended June 30, 2014, Alder reported total revenues of $4.7 million compared to the same amount for the same period in 2013. Revenues in both periods were derived primarily from Alder’s collaboration with Bristol-Myers Squibb.

Net loss for the three months ended June 30, 2014 totaled $7.4 million, or $0.40 per share, compared to a net loss of $5.1 million, or $5.27 per share, for the same period in 2013. The net loss per share calculations for the three months ended June 30, 2014 includes the weighted average impact of preferred shares converting into common shares upon the completion of Alder’s initial public offering. The increase in net loss for the 2014 period was due to both increased research and development and general and administrative expenses.

Research and development expenses for the three months ended June 30, 2014 totaled $9.4 million, compared to $8.1 million for the same period in 2013. The increase for the 2014 period was primarily due to manufacturing costs to provide additional material for Alder’s clinical trials in migraine.

General and administrative expenses for the three months ended June 30, 2014 totaled $2.7 million, compared to $1.6 million for the same period in 2013. The increase for the 2014 period was primarily due to an increase in legal fees and additional costs to operate as a public company.

As of June 30, 2014, Alder held $80.3 million in cash and cash equivalents, short-term and long-term investments compared to $23.2 million as of December 31, 2013.

Anticipated Upcoming Milestones

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Initiate ALD403 Phase 2b trials in migraine: Alder plans to initiate Phase 2b trials of ALD403 (anti-calcitonin gene-related peptide (CGRP)) for the treatment of chronic and frequent episodic migraines in the second half of 2014 and the first half of 2015, respectively.

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Complete Clazakizumab Phase 2b trial in RA: Alder’s collaboration partner, Bristol-Myers Squibb, plans to complete the primary outcome in the Phase 2b follow-on trial for Clazakizumab (anti-IL-6) for the treatment of rheumatoid arthritis (RA) in the first half of 2015.

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Present Phase 2 data in PsA: Alder’s collaboration partner, Bristol-Myers Squibb, plans to present data from the Phase 2 trial for Clazakizumab for the treatment of psoriatic arthritis (PsA) by the end of 2014.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. EDT to discuss these second quarter 2014 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 75560725. A live webcast of the conference call will be available online from the investor section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s wholly-owned therapeutic program, an investigational monoclonal antibody for migraine, ALD403, inhibits a well-validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is now undergoing clinical testing. Alder plans to advance ALD403 into a Phase 2b trial for the treatment of chronic migraines in the second half of 2014 and a Phase 2b trial for frequent episodic migraines in the first half of 2015. Clazakizumab, previously known as ALD518, is Alder’s investigational monoclonal antibody to the pro-inflammatory cytokine IL-6. Bristol-Myers Squibb is investigating Clazakizumab (as BMS-945429) in a Phase 2b clinical study in rheumatoid arthritis and other autoimmune indications based on a 2009 partnership. Alder's management team combines decades of industry experience with a proven track record for identifying and developing novel antibody therapeutics and enabling partners through the out-licensing of its technologies. For more information, please visit http://www.alderbio.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the sufficiency of our capital position for future periods, our expectations for the initiation of future clinical trials, data availability from ongoing clinical trials and the plans of our collaboration partner. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on June 20, 2014, and is available on the SEC’s website at www.sec.gov.  Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

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Media Contacts:	Investor Relations Contact:
David Schull or Andrea Flynn, Ph.D.	Sarah McCabe
Russo Partners	Stern Investor Relations, Inc.
(212) 845-4271	(212) 362-1200
(646) 942-5631	sarah@sternir.com
david.schull@russopartnersllc.com
andrea.flynn@russopartnersllc.com

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents, short-term and long-term investments	$80,272	$23,227
Prepaid expenses and other assets	5,365	3,512
Total assets	$85,637	$26,739

Deferred revenue	$45,026	$54,324
Other liabilities	4,731	4,403
Convertible preferred stock	-	111,374
Total stockholders’ equity (deficit)	35,880	(143,362)
Total liabilities, convertible preferred stock and stockholders’ equity	$85,637	$26,739

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Collaboration and license agreements	$4,703	$4,663	$9,485	$9,262
Operating expenses
Research and development	9,377	8,145	16,397	16,627
General and administrative	2,736	1,641	5,896	3,462
Total operating expenses	12,113	9,786	22,293	20,089
Loss from operations	(7,410)	(5,123)	(12,808)	(10,827)
Other income (expense)	9	(24)	12	(2)
Net loss	$(7,401)	$(5,147)	$(12,796)	$(10,829)
Net loss per share - basic and diluted	$(0.40)	$(5.27)	$(1.30)	$(11.16)
Weighted average number of common shares used in net loss per share - basic and diluted	18,556,561	976,584	9,827,883	970,611